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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
AmerUs Group Co.

     We consent to incorporation by reference in the Registration Statement Nos. 333-32201, 333-32203, 333-40065, 333-20907, 333-20905, 333-63895, 333-72237,
333-91493 and 333-50030 on Forms S-8 and Registration Statement Nos. 333-72643 and 333-50249 on Forms S-3 of our reports dated February 5, 2001, relating to the consolidated balance sheets of AmerUs Group Co. and subsidiaries as of December 31, 2000 and 1999, and related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows and related schedules for each of the years in the three-year period ended December 31, 2000, which appears in the December 31, 2000 annual report on Form 10-K of AmerUs Group Co.

                                          KPMG LLP

Des Moines, Iowa
March 9, 2001